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                                                                    EXHIBIT 12.1


URS CORPORATION AND CONSOLIDATED SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                            THREE MONTHS ENDED
                                                              YEAR ENDED OCTOBER 31,                            JANUARY 31,
                                          ------------------------------------------------------------    ----------------------
                                             1998        1999         2000        2001          2002        2002          2003
                                          ---------   ---------    ---------    ---------    ---------    ---------    ---------
                                                                  (IN THOUSANDS, EXCEPT FOR RATIO DATA)
Fixed charges:
  Interest expense ....................   $   8,774   $  34,589    $  71,861    $  65,589    $  55,705    $  12,616    $  21,280
  Amortization of debt discount .......         642       1,587        3,467        3,663        4,220          921        1,751
  Interest portion of rentals (1) .....      10,202      16,709       23,389       25,484       27,229        6,723        7,758
  Preference security dividend
   requirement (2) ....................          --       6,060       15,297       16,629        9,808        4,134           --
                                          ---------   ---------    ---------    ---------    ---------    ---------    ---------
     Fixed charges subtotal ...........      19,618      58,945      114,014      111,365       96,962       24,394       30,789
                                          ---------   ---------    ---------    ---------    ---------    ---------    ---------

Earnings:
  Income before taxes .................      41,467      66,281       91,598      104,152       91,111       22,720        9,910
    Fixed charges included in earnings       19,618      58,945      114,014      111,365       96,962       24,394       30,789
                                          ---------   ---------    ---------    ---------    ---------    ---------    ---------
Earnings available before fixed charges      61,085     125,226      205,612      215,517      188,073       47,114       40,699
Less: Preference security dividend
  requirement (2) .....................          --      (6,060)     (15,297)     (16,629)      (9,808)     (4,134)          --
                                          ---------   ---------    ---------    ---------    ---------    ---------    ---------
    Earnings subtotal .................   $  61,085   $ 119,166    $ 190,315    $ 198,888    $ 178,265    $  42,980    $  40,699
                                          ---------   ---------    ---------    ---------    ---------    ---------    ---------
Ratio of earnings to fixed charges ....         3.1         2.0          1.7          1.8          1.8          1.8          1.3

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(1)   Calculated as one-third of operating rental expense.


(2) The preferred stock dividend requirement is included in fixed charges (i.e. the denominator of the ratio calculation) but excluded from earnings (i.e. the numerator of the ratio calculation) because the amount of such preferred stock dividend requirement was not deducted in arriving at the registrants pre-tax income.